Exhibit 99.1

DaVita Kidney Care Finalizes DOJ Settlement

Resolves all Pending Issues Regarding Joint Ventures in Question

DENVER (Oct. 22, 2014) – DaVita Kidney Care, a division of DaVita HealthCare Partners Inc. (NYSE: DVA) today announced it has finalized its comprehensive settlement with the U.S. Department of Justice and certain other federal agencies into allegations of improperly structured joint ventures with certain physician partners.

As announced in February of this year, DaVita Kidney Care will be subject to a Corporate Integrity Agreement and an independent monitor to oversee certain future joint ventures. The agreement also includes a repayment to the government and a provision requiring executive certification of quarterly and annual compliance reports.

The following statement is attributable to DaVita Kidney Care:

We are pleased to announce a civil resolution of the government’s thorough review of our joint venture practices that covered more than a decade’s worth of transactions. Patient care was never at issue, nor were billing or payment practices.

We are proud of our commitment to compliance over our 15-year history. We have worked incredibly hard to get things right and it is our belief there was no intentional wrongdoing.

We believe this settlement is the right thing for our teammates, partners and shareholders. It allows us to move forward with heightened clarity and transparency, both with regulators and our physician partners. As part of the settlement we will undo 11 joint venture transactions covering 26 of our 2,119 clinics.

We thank our teammates and physicians for their uninterrupted dedication in providing the highest quality care in the industry to the nearly 170,000 kidney care patients we serve in the U.S. This commitment is reflected in the government’s recent annual Quality Improvement Program report card which shows DaVita leading the industry in all quality indicators measured.

About DaVita Kidney Care

DaVita Kidney Care is a division of DaVita HealthCare Partners Inc. a Fortune 500(r) company that, through its operating divisions, provides a variety of health care services to patient populations throughout the United States and abroad. A leading provider of dialysis services in the United States, DaVita Kidney Care treats patients with chronic kidney failure and end stage renal disease. DaVita Kidney Care strives to improve patients’ quality of life by innovating clinical care, and by offering integrated treatment plans, personalized care teams and convenient health-management services. As of June 30, 2014, DaVita Kidney Care operated or provided administrative services at 2,119 outpatient dialysis centers located in the United States serving approximately 168,000 patients. The company also operated 84 outpatient dialysis centers located in 10 countries outside the United States. DaVita Kidney Care supports numerous programs dedicated to creating positive, sustainable change in communities around the world. The company’s leadership development initiatives and social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu. For more information, please visit DaVita.com.

Contact Information

Media:

Skip Thurman

303-876-6610

Skip.thurman@davita.com